Exhibit 4.22
ALION SCIENCE AND TECHNOLOGY CORPORATION
2004 STOCK APPRECIATION RIGHTS PLAN
(as amended and restated effective January 1, 2007)
ARTICLE I
GENERAL
1.1. Plan Name. The name of the plan is the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the “Plan”).
1.2. Purpose. The purpose of the Plan is to attract, retain and reward persons providing services to Alion Science and Technology Corporation (“Alion”), its Affiliates and any successor corporation(s) thereto (collectively, the “Company”) and to motivate such persons to contribute to the growth and future success of the Company.
1.3. Effective Date; Term. The Plan was initially effective as of November 9, 2004, and was amended and restated effective as of November 9, 2005. The Plan is hereby further amended and restated effective January 1, 2007 to comply with final regulations under Code Section 409A; provided, however, that any provision herein required to be effective as of an earlier date in order for the Plan to comply with Code Section 409A shall be effective as of such earlier date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the eighth (8th) anniversary of the initial effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
1.4. Shares Subject to the Plan.
(a) Subject to adjustments as provided in Article VI, the shares of Stock that may be used for reference purposes with respect to SAR Awards granted under the Plan shall not exceed twelve percent (12%) of the shares of Stock outstanding on a fully diluted basis (assuming the exercise of any outstanding options, warrants and rights including, without limitation, SARs, and assuming the conversion into Stock of any outstanding securities convertible into Stock) from time to time. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled without the delivery of consideration, the shares of Stock that are used for reference purposes for such Award shall thereafter be available for further Awards under the Plan.
(b) No actual shares of Stock are reserved hereunder. References to shares of Stock are for accounting and valuation purposes only, and not to grant any voting or other rights associated with ownership of Stock.

ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
2.1. “Administrative Committee” means the Compensation Committee of the Board, or such person or persons as the Compensation Committee shall designate, unless the Board resolves to act itself as the Administrative Committee.
2.2. “Affiliate” means an entity which is a member of a “controlled group” of corporations with Alion under Code Section 414(b) or a trade or business under common control with Alion under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) or (3) and for the purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent the Administrative Committee determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Employment has occurred, the Administrative Committee may designate an entity that would meet the definition of “Affiliate” by substituting “20 percent” in place of “50 percent” in the preceding sentence as an Affiliate. Such designation shall be made by December 31, 2007 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.
2.3. “Award” means any SARs granted pursuant to the Plan.
2.4. “Board” means the Board of Directors of Alion.
2.5. “Cause” means, for purposes of this Plan:
(a) With respect to an individual who is party to a written agreement with the Company which contains a definition of “cause” or “for cause” or words of similar import for purposes of termination of employment thereunder by the Company, “cause” or “for cause” as defined in such agreement.
(b) In all other cases (i) the Participant’s intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company in the performance of his or her duties on behalf of, or for, the Company; (iii) the Participant’s conviction of a crime which constitutes a felony involving moral turpitude, fraud or deceit regardless of whether such crime involves the Company; (iv) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (v) the Participant’s material breach of his or her employment or engagement agreement, if any; or (vi) the Participant’s breach of any material provision of the Participant’s Grant Agreement representing an Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company.
2.6. “CEO” means the Chief Executive Officer of Alion.

2.7. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a) any Person or Group acquires stock of the Alion that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion. However, if any Person or Group is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of Alion. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which Alion acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of Alion (or issuance of stock of Alion) and stock in Alion remains outstanding after the transaction;
(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of Alion possessing thirty percent (30%) or more of the total voting power of the stock of Alion;
(c) a majority of members of Alion’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Alion’s Board prior to the date of the appointment or election; or
(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from Alion that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Alion immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Alion, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(i) A shareholder of Alion (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Alion;
(iii) A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Alion; or
(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) above.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.
2.8. “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
2.9. “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.
2.10. “Fair Market Value” on any given date means the value of one share of Stock as determined by the Administrative Committee in its sole discretion, based upon the most recent valuation of the Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.
2.11. “Grant Agreement” means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Grant Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such terms and conditions, consistent with the provisions of the Plan, as may be established by the Administrative Committee. Provisions in any Grant Agreement relating to matters such as noncompetition, nonsolicitation and protection of intellectual property are hereby deemed to be consistent with the Plan.
2.12. “Grant Date” means the date on which the Administrative Committee formally acts to grant an Award to a Participant or such other date as the Administrative Committee shall so designate at the time of taking such formal action.
2.13. “Participant” means any director, officer, employee or consultant of the Company to whom any Award is granted pursuant to the Plan.

2.14. “Payment Date” means the first anniversary of the date a Participant’s Award becomes 100% Vested, or such other date as the Administrative Committee shall designate with respect to a Vested amount in the Participant’s Grant Agreement, or, if earlier, the date set forth in Section 5.6 of the Plan.
2.15. “SAR” means a stock appreciation right, as awarded under Article V.
2.16. “Stock” means the voting common stock, $0.01 par value per share, of Alion, subject to adjustments pursuant to the Plan.
2.17. “Termination of Employment” means the severing of employment with the Company and its Affiliates for any reason. A Termination of Employment will be deemed to have occurred if the facts and circumstances indicate that the Company and Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Company or any Affiliate after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than the lesser of (a) 19 hours of bona fide services per week, or (b) fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Company and its Affiliates). A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. Whether a Participant incurs a termination of employment with the Company or an Affiliate will be determined in accordance with the requirements of Code Section 409A.
2.18. “Vested” or “Vesting” refers to the extent to which an Award ceases to be subject to a risk of forfeiture under Section 5.6(a) or (d). Subject to the provisions of Section 5.6 below, unless the Administrative Committee determines otherwise in the Grant Agreement, Awards shall vest at a rate of twenty percent (25%) per year on the annual anniversary of the Grant Date. Any Award which is given to a member of the Board of Directors will vest annually on a pro-rata basis over the term or remainder of any term which such director is serving from the date of Award.
ARTICLE III
ADMINISTRATION
3.1. General. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the full and final authority, in its discretion, to interpret conclusively the provisions of the Plan; to adopt such rules for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.

3.2. Procedure. The Administrative Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Board or committee serving as Administrative Committee hereunder shall constitute a quorum. Any acts by the Administrative Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Board or committee serving as Administrative Committee hereunder shall be valid acts of the Administrative Committee. Members of the Board or committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Administrative Committee during which action is taken with respect to the granting of an Award to him or her.
3.3. Duties. The Administrative Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrative Committee deems necessary or advisable, all within the Administrative Committee’s sole and absolute discretion. The Administrative Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:
(a) construe the Plan and any Award under the Plan;
(b) select the directors, officers, employees and consultants of the Company to whom Awards may be granted and the time or times at which Awards shall be granted;
(c) determine the number of shares of Stock to be covered by or used for reference purposes for any Award;
(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of Grant Agreements;
(e) impose limitations on Awards, including limitations on transfer provisions; and
(f) modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards.
3.4. Delegation of Authority. The Administrative Committee hereby delegates to the CEO the authority to exercise the duties set forth in section 3.3(b), and the amount(s) of any such Awards made in accordance with such duties, for all officers, employees and consultants of the Company, except for Awards made to executive officers of the Company. The CEO shall exercise this authority in accordance with this Plan, including without limitation sections 1.4, 5.1 and 5.5. The CEO shall provide the Administrative Committee with a detailed written report of all such Awards made under this delegated authority on a quarterly basis. With respect to executive officers of the Company, the Administrative Committee hereby delegates to the CEO the authority to nominate persons to receive Awards, which nomination shall be subject to the approval of the Administrative Committee. The Administrative Committee may revoke or amend the terms of this delegation at any time, but such revocation shall not invalidate prior actions of the CEO that were consistent with the terms of the Plan. All Awards are subject to the approval of the Administrative Committee.

3.5. Limited Liability. To the maximum extent permitted by law, no member of the Board or committee serving as Administrative Committee hereunder shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.
3.6. Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Board or committee serving as Administrative Committee hereunder shall be indemnified by the Company in respect of all their activities under the Plan.
3.7. Effect of Administrative Committee’s Decision. All actions taken and decisions and determinations made by the Administrative Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrative Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.
ARTICLE IV
ELIGIBILITY AND PARTICIPATION
4.1. Eligibility. Directors, officers, employees and consultants of, or to, as the case may be, the Company who, in the opinion of the Administrative Committee, are responsible for the continued growth and development and future success of the business shall be eligible to participate in the Plan.
4.2. Participation. An eligible individual shall become a Participant hereunder when he or she is granted an Award hereunder, as evidenced by a Grant Agreement executed by the Company and the Participant.
ARTICLE V
STOCK APPRECIATION RIGHTS
5.1. Award of SARs. Subject to the other applicable provisions of the Plan, the Administrative Committee may at any time and from time to time grant SARs to eligible Participants, as it determines. Notwithstanding the foregoing, no grant of SARs may be made to any “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code) for any period during which the Company maintains an employee stock ownership plan as described in and qualified under section 4975(e)(7) and 401(a) of the Code, respectively. Any grant of SARs made in violation of this provision shall be null and void ab initio. In addition, no grant of SARs may be made to any eligible individual if and to the extent that such grant would cause such individual to become a Disqualified Person. SARs shall be evidenced by Grant Agreements, executed by the Company and the Participant, stating the number of SARs and the terms and conditions of such SARs, including the terms and conditions governing the Vesting of Awards, in such form as the Administrative Committee may from time to time determine. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR.

5.2. Amount of Payment Upon Maturation of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (1) the excess of (i) the Fair Market Value on the Payment Date of one share of Stock over (ii) the base price per share specified in the Grant Agreement (which shall be the Fair Market Value of one share of Stock on the Grant Date), times (2) the number of shares specified by the SAR which are then Vested. Notwithstanding the foregoing, in the event of a Change in Control, except to the extent an applicable Grant Agreement provides otherwise, Fair Market Value under (1)(i) of the preceding sentence shall be equal to the share price of one share of Alion Common Stock based on the transaction price of the Change in Control transaction, or the most recently determined per share Fair Market Value, whichever is greater.
5.3. Payment of SARs. Except as provided in Section 5.4, a Participant will receive payment for all of a Vested Award by the delivery of cash in a lump sum sixty (60) days following the Payment Date. All federal, state and local taxes, as well as other appropriate items, will be withheld from payments. However, in lieu of payment of an Award under the preceding sentence, a Participant granted an SAR under this Plan before November 9, 2005, was permitted to elect in accordance with Internal Revenue Service Notice 2005-1, Q-20(a), to receive payment of any such Award in calendar year 2005 or, if later, in the taxable year in which amounts under the Award become earned and vested.
5.4. Election to Defer Benefits. A Participant who is (or is eligible to become) a participant in the Alion Science and Technology Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) may elect to defer the amount of benefit that would otherwise be payable with respect to an Award that is 100% Vested upon a Payment Date into the Deferred Compensation Plan. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee at least one year prior to the Payment Date; provided, however, that an election to defer the receipt of a payment under this Section 5.4 that would, absent such a deferral election, be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) must be made as of a date permitted by the Administrator that is at least one year prior to the date such payment ceases to be subject to a substantial risk of forfeiture. Such election shall become effective upon the Payment Date (or the date such payment ceases to be subject to a substantial risk of forfeiture, as applicable) and shall specify a time for payment and method of distribution available under the Deferred Compensation Plan, provided that such election may not provide for a time of distribution (other than as a result of Termination of Employment, Change in Control, death or Disability) earlier than five years after the Payment Date. If the Participant has elected a time of payment or method of distribution under the Deferred Compensation Plan that will apply to amounts deferred hereunder and is different from the time or method of distribution specified in Section 5.6(a), (b) or (c), as applicable, the deferral election under this Section 5.4 shall be treated as a change election under Treasury Regulation Section 1.409A-2(b) and Section 5.2(b) of the Deferred Compensation Plan. This Section 5.4 shall not apply to amounts payable under the second sentence of Section 5.3.

5.5. Disqualified Persons. If Participant is or becomes a Disqualified Person as described in Section 5.1 above, then the full amount of any then outstanding Award that has not yet Vested shall be forfeited and no amount of an Award shall become Vested, if, as a result of such Vesting, the Participant would become a Disqualified Person and the Vesting of any such grant would result in a “nonallocation year” (within the meaning of Code Section 409(p)(3)).
5.6. Termination and Forfeiture of Awards.
(a) Termination of Employment. Except as further provided below, a Participant who has a Termination of Employment for any reason other than death or Disability shall forfeit his or her rights to all unvested Awards. The Payment Date of any then outstanding Vested Awards shall be the date of Termination of Employment.
(b) Death or Disability. If a Participant incurs a Termination of Employment due to death or Disability, the Participant shall become fully Vested in any outstanding Awards, and the Payment Date shall be the date of the Participant’s Termination of Employment due to death or Disability.
(c) Change in Control. In the event of a Change in Control, if and to the extent provided in the applicable Grant Agreement, a Participant shall become fully Vested in any outstanding Awards under the Grant Agreement, and the Payment Date shall be the date of the Change in Control.
(d) Termination for Cause. If a Participant has a Termination of Employment for Cause, such Participant shall forfeit his or her rights to all unvested Awards.
5.7. Nontransferability. No Award shall be transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a gift of any Vested Awards to such Participant’s spouse, parents, children and grandchildren, whether directly or indirectly or by means of a trust, partnership, or otherwise. Any transfer or purported transfer in violation of this paragraph shall be void and of no effect.
5.8. Acceleration of Payment Date. Notwithstanding the foregoing, the Payment Date of a Vested Award may be accelerated, with the consent of the Administrative Committee, under the following circumstances:
(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of applicable Federal, state, local or foreign ethics law or conflicts of interest law;
(c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

(d) Section 409(p): To prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year; or
(e) Tax Event: Upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Plan or an Award fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
5.9. Delay of Payments. If the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, a payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:
(a) Payments Subject to the Deduction Limitation: The Company reasonably anticipates that such payment would otherwise violate Code Section 162(m);
(b) Violation of Law: The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or
(c) Other Permitted Event: Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.
5.10. Compliance with Code Section 409A. No payment shall be made in violation of Section 409A or any other applicable provisions of the Code and the rules and regulations thereunder.
ARTICLE VI
TRANSACTIONS
6.1. Adjustment of Number and Price of Shares. Any other provision of the Plan notwithstanding, if through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of Alion, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of Alion, or additional shares or new or different shares or other securities of Alion or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrative Committee shall make an appropriate or proportionate adjustment in the Awards as it deems appropriate, in its sole discretion. The adjustment by the Administrative Committee shall be final, binding and conclusive.

6.2. Adjustments Due to Special Circumstances. The Administrative Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrative Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
6.3. Compliance with Code Section 409A. Notwithstanding the foregoing, the Administrative Committee shall not make an adjustment under this Article VI which results in a violation of Code Section 409A.
ARTICLE VII
AMENDMENT AND TERMINATION
7.1. Amendment. The Board may amend the Plan at any time and from time to time, provided that (a) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent; and (b) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Board may amend the Plan or any outstanding Award subject to Section 409A as necessary to cause the Plan or such Award to comply with Code Section 409A.
7.2. Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. Termination of the Plan shall not affect the Administrative Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of payment of any Award except as permitted by the Administrative Committee and consistent with the requirements of Code Section 409A.
ARTICLE VIII
MISCELLANEOUS
8.1. Restrictive Legends. The Company may at any time place legends referencing any restrictions described in the Grant Agreement and any applicable federal or state securities law restrictions on all Awards.
8.2. Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, Alion shall not be required to issue any securities hereunder prior to registration of the offer or sale securities subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Alion or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules any applicable securities exchange or quotation system. Alion shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

8.3. Company Charter and Bylaws. This Plan is subject to the charter and by-laws of Alion, as they may be amended from time to time.
8.4. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company; however, in the event of commencement of a voluntary or involuntary case of bankruptcy against or by Alion, all Vested and unvested Awards made hereunder shall be canceled and void.
8.5. No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.
8.6. No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Administrative Committee, in its discretion determines desirable, including without limitation the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan; provided that income recognized by a Participant in payment of a SAR shall be excluded from the calculation of benefits under any pension, profit-sharing, ESOP or any other benefit plan maintained by the Company unless such benefit plan provides otherwise, making specific reference to SARs.
8.7. Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of Delaware, other than its laws respecting choice of law.
8.8. Severability. If any provision of the Plan shall be held invalid, the remainder of this Plan shall not be affected thereby and the remainder of the Plan shall continue in force.

8.9. Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount of time of such payment, the Administrative Committee shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrative Committee shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Company or the Administrative Committee incident to such proceeding or litigation shall be charged against the account of the affected Participant.
8.10. Incompetence. If the Administrative Committee determines that any person to whom a benefit is payable under the Plan is incompetent by reason of a physical or mental disability, the Administrative Committee shall have the power to cause the payments becoming due to such person to be made to another person for his or her benefit without the responsibility of the Administrative Committee or the Company to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Administrative Committee and the Company.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 13, 2007, and certifies that the foregoing Plan, as amended and restated herein, was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer